Exhibit 4.1

                                  GenRad, Inc.

                       1994 DIRECTOR RESTRICTED STOCK PLAN
                              (as amended to date)

1.       Purpose

         The purpose of this 1994 Director Restricted Stock Plan (the "Plan") of GenRad, Inc. (the "Company") is to encourage ownership in the Company by outside Directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as Directors of the Company.

2.       Administration

         The Board of Directors shall supervise and administer the Plan. Awards (as defined below) under the Plan and the amount and nature of the Awards to be granted shall be automatic in accordance with the terms of Section 5. However, all questions of interpretation of the Plan or of any Awards issued hereunder shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan. No member of the Board of Directors shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted hereunder.

3.       Participation in the Plan

         Directors of the Company who are not employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

4.       Stock Subject to the Plan

         The maximum number of shares which may be issued under the Plan shall be 100,000 shares of the Company's Common Stock, par value $1.00 per share ("Common Stock"), subject to adjustment as provided in Section 9 of the Plan. Such shares may be authorized and unissued shares or may be treasury shares. Any shares of Common Stock which are forfeited pursuant to Section 5(d) of the Plan shall again be available for issuance under the Plan.

5.       Restricted Stock Awards

         A restricted stock award under the Plan (an "Award") shall consist of the issuance by the Company of shares of Common Stock, and the acceptance by the Director of such shares, subject to the terms, conditions and restrictions described in the document evidencing the Award and in the Plan. Each Award shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

         (a) Award Dates. The Company shall grant an Award to each eligible Director on August 31st of each year that the Plan is in effect (the "Award Date") in consideration for such Director's services as a member of the Board of Directors.

         (b) Number of Shares. Each Award shall be for 2,500 shares of the Company's Common Stock.

         (c) Restrictions on Transfer. In addition to such other terms, conditions and restrictions upon Awards as shall be imposed by the Board of Directors, shares issued to a Director pursuant to an

Award (including any shares issued pursuant to Section 9) shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (collectively "transferred"), except by will or the laws of descent and distribution, prior to the earliest of the following:

                  (1) The lapse of these restrictions with respect to one-third of the shares issued to a Director pursuant to a particular Award upon each of the first, second and third anniversaries of the Award Date of such Award.

                  (2) The lapse of these restrictions with respect to all shares issued to a Director pursuant to all such Awards upon:

                           (i) the resignation of the Director from the Board of
                  Directors with the consent of a majority of the members of the Board;

                           (ii) the disability of the Director, within the
                  meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended; or

                           (iii) the death of the Director.

                  (3) The lapse of these restriction with respect to all shares issued to Directors pursuant to all such Awards upon a "Change in Control" of the Company. A "Change in Control" shall be deemed to have occurred if:

                           (i) any "person" (as such term is used in Sections
                  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                           (ii) during any period within two consecutive years
                  ending during the term of the Plan there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constituted the Board of Directors and any new Director(s) whose election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved;

                           (iii) the stockholders of the Company approve a
                  merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                           (iv) the stockholders of the Company approve (A) a
                  plan of complete liquidation of the Company or (B) an agreement for the sale or other disposition by the Company of all or substantially all the Company assets.

         (d) Forfeiture. If a Director resigns from the Board of Directors or refuses to stand for reelection without the consent of a majority of the members of the Board, prior to the date upon which the restrictions on transfer lapse pursuant to Section 5(c) of the Plan, the Director shall forfeit to the Company all shares of Common Stock issued to such Director pursuant to any Award made during the one year period preceding such resignation or refusal.

         (e) Escrow. To enforce the restrictions imposed upon shares issued pursuant to Awards, the Company shall require any recipient to enter into an escrow agreement in such form as the Board of Directors shall from time to time approve, providing that the certificates representing the shares shall remain in the physical custody of an escrow agent (which may be an officer of the Company) until the restrictions imposed upon such shares pursuant to an Award and this Plan expire or have been removed.

         (f) Additional Shares. Any shares received by a Director pursuant to
Section 9 of the Plan shall have the same status and shall bear the same restrictions (including escrow restrictions, if applicable) and the same legend, all on a proportionate basis, as the shares received pursuant to the applicable Award.

6.       General Restrictions

         (a) Investment Representations. The Company may require any Director to whom an Award is made, as a condition of purchasing the shares subject to such Award, to give written assurances in substance and form satisfactory to the Company to the effect that such Director is acquiring the Common Stock subject to the Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with applicable federal and state securities laws. Certificates for shares of Common Stock delivered pursuant to Awards shall bear the following legend:

         "The shares of Common Stock represented by this certificate are subject to forfeiture, prohibition against transfer or assignment and certain other restrictions set forth in the GenRad, Inc. 1994 Director Restricted Stock Plan and in the Restricted Stock Award dated as of _______________________, 19__, granted by the Company to the registered owner of this certificate. A copy of the 1994 Director Restricted Stock Plan and the above-described Restricted Stock Award are available for inspection, without charge, at the offices of the Company."

         (b) Compliance With Securities Laws. Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body is necessary as a condition of, or in connection with, the issue or purchase of shares thereunder, such Award may not be accepted in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

7.       Rights as a Shareholder

         The Director shall, subject to Sections 5(c) and 5(d), possess all incidents of ownership of the shares of Common Stock issued pursuant to an Award, including the right to receive dividends with respect to such shares and to vote such shares.

8.       No Rights to Continue as a Director

         Neither the Plan, nor the granting of an Award under the Plan, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Director for any period of time or at any particular rate of compensation.

9.       Changes in Common Stock

         If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares reserved for issuance under the Plan. No fractional shares will be issued under the Plan on account of any such adjustments.

10.      Amendment of the Plan

         The Plan may at any time be terminated, modified or amended by the holders of a majority of the then outstanding voting shares of the Company. The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company the Board of Directors may not make any amendment which would (i) cause the Plan to no longer comply with Rule 16b-3 under the Exchange Act ("Rule 16b-3") or any successor thereto, or (ii) require shareholder approval under any applicable listing requirement. The termination or any modification or amendment of the Plan shall not, without the consent of a recipient of an Award, affect his or her rights under an Award previously made to him or her. With the consent of the recipient of the Award, the Board of Directors may amend outstanding Awards in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding Award to the extent necessary to ensure the qualification of the Plan under Rule 16b-3 or any successor rule. Notwithstanding the foregoing, in no event shall the provisions of Sections 5(a) or 5(b) be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.

11.      Effective Date and Duration of the Plan

         (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors and approved by the Company's shareholders.

         (b) Termination. Unless sooner terminated by the Board of Directors or shareholders of the Company, the Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary on the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the final vesting of Awards granted under the Plan. If the date of termination is determined under (i) above, then Awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Awards.

12.      Assignment

         The rights and benefits under the Plan may not be assigned.

13.      Governing Law

         The Plan and all determination made and actions taken pursuant hereto shall be governed by the laws of The Commonwealth of Massachusetts.


                               Adopted by the Board of Directors on February 11, 1994, as amended to date.